UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - March 18, 2005

TXU CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TXU US HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

TEXAS	1-11668	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrants’ telephone number, including Area Code - (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On March 18, 2005, TXU Corp. (the “Company”) received a subpoena from the Securities and Exchange Commission (the “SEC”). The subpoena requires the Company to produce documents and other information for the period from January 1, 2001 to March 31, 2003 relating to, among other things, the financial distress at TXU Europe during 2002 and the resulting financial condition of the Company, the Company’s reduction of its quarterly dividend in October 2002, and the following two previously disclosed claims against the Company and certain other persons named in such claims: (i) a lawsuit brought in April 2003 by a former employee of TXU Portfolio Management Company LP, William J. Murray (the “Murray Litigation”) and (ii) various consolidated lawsuits brought by various shareholders of the Company during late 2002 and January 2003 (the “Shareholders’ Litigation”). See Item 3 (“Legal Proceedings”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for a description of such claims. The documents accompanying the subpoena state that (i) the SEC is conducting a fact-finding inquiry for the purpose of allowing it to determine whether there have been any violations of the federal securities laws and (ii) the request does not mean that the SEC has concluded that the Company or any other person has violated the law.

Although the Company cannot predict the outcome of the SEC inquiry, as previously disclosed, the Company does not believe that there is any merit to the claims made in the Murray Litigation and it intends to vigorously defend such litigation. In addition, the Company has executed a memorandum of understanding regarding settlement of the Shareholders’ Litigation. The Company expects to execute a final agreement containing the terms of such settlement during the second quarter of 2005.

The Company intends to cooperate with the SEC and is in the process of responding to the subpoena.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, each of the following registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.

By: __/s/ Stan Szlauderbach__________________
Name: Stan Szlauderbach
Title: Senior Vice President and Controller

TXU US HOLDINGS COMPANY

By: __/s/ Stan Szlauderbach_______________
Name: Stan Szlauderbach
Title: Senior Vice President and Controller

Dated: March 22, 2005